AMENDED AND RESTATED

SCHEDULE I-C to the

MONEY MANAGER AGREEMENT

THIS AMENDMENT is entered into as of September 27, 2012, between Smith Breeden Associates Inc. (the “Manager”) and TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”).

RECITALS

WHEREAS, the Manager and the Fund are parties to that certain Money Manager Agreement dated as of July 1, 2012 (the “Agreement”) pursuant to which the Manager serves as investment adviser to the Fund; and

WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend and restate Schedule I-C to the Agreement to update the fee schedule.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Amendment.

Schedule I-C to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule I-C attached hereto.

2. Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.
(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

On behalf of Fund by the TIFF INVESTMENT PROGRAM, INC.		On behalf of Smith Breeden Associates, Inc.

By:	/s/ Kelly A. Lundstrom	By:	/s/ Stephen A. Eason

Name:	Kelly A. Lundstrom	Name:	Stephen A. Eason

Title:	Vice President	Title:	EVP

Amended and Restated

Schedule I-C

Dated as of September 27, 2012

to the

Money Manager Agreement (the “Agreement”)

Dated as of July 1, 2012

between

Smith Breeden Associates Inc. (the “Manager”) and

TIFF Investment Program, Inc. for its TIFF Multi-Asset Fund (the “Fund”)

This fee schedule shall apply to Managed Accounts designated from time to time, and generally referred to, by the parties as “high alpha accounts.” The initial Managed Account to which this fee schedule shall apply has a mandate focused on securitized credit opportunities, with primary emphasis in agency and non-agency securitized credit instruments backed by residential and commercial mortgages. Other mandates might focus on securitized credits, corporate credits, US government and agency obligations or other sectors within the fixed income market.

As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to this Agreement, the Fund will pay to the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the “Investment Management Fee") plus (ii) a performance based fee (the "Performance Based Fee"), each as described below.

Capitalized terms used throughout this schedule shall have the meanings given to them in the Agreement unless otherwise defined herein.

Investment Management Fee: The Fund will pay the Manager an asset based fee equal to the Base Fee Rate multiplied by the Managed Account assets, calculated monthly and based the aggregate average daily net assets of the Managed Accounts for which compensation is calculated under this Schedule I-C for the month to which the fee relates. The Investment Management Fee with respect to any Managed Account will be prorated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee: For each Calculation Period, the Performance Based Fee will be equal to 10 percent of the Performance Fee Accrual Account at the end of the Calculation Period if the Performance Fee Accrual Account is equal to or greater than 4.8 percent of the aggregate Managed Account assets for which compensation is calculated under this Schedule I-C as of the end of the Calculation Period. If the Performance Fee Accrual Account is less than 4.8 percent of such aggregate Managed Account assets but greater than zero as of the end of the Calculation Period, the Performance Based Fee will be equal to 2.5 percent of the Performance Fee Accrual Account. If the Performance Fee Accrual Account is a negative dollar amount as of the end of the Calculation Period, the Performance Based Fee will be zero. The Performance Based Fee shall be payable monthly, in arrears, in the month that follows the Calculation Period or, in the event of a complete withdrawal of Managed Account assets, in the month that follows such withdrawal. In the event of a complete withdrawal of Managed Account assets, the final Performance Based Fee will be equal to the entire Performance Fee Accrual Account, if such Account contains a positive balance. In the event of a complete withdrawal of Managed Account assets at a time when the Performance Fee Accrual Account contains a negative balance, the final Performance Based Fee will be zero.

Definitions Related to the Calculation and Payment of the Investment Management Fee:

Base Fee Rate: The Base Fee Rate is a blended rate calculated by applying:

0.30% per annum on the first $200,000,000 of TIFF Assets;

0.25% per annum on all TIFF Assets in excess of $200,000,000;

summing the result of each calculation and dividing by TIFF Assets to determine an effective fee rate, which shall be the Base Fee Rate.

TIFF Assets: TIFF Assets for any period means the assets in any Managed Account managed pursuant to this Agreement plus all other assets of funds advised by TIFF Advisory Services, Inc., or its affiliates that are managed by the Manager or its affiliates under a “high alpha account” designation. The value of the assets used for purposes of this definition will be the value as defined under the Money Manager Agreement applicable to such assets.

Definitions Related to the Calculation and Payment of the Performance Based Fee:

Calculation Period: Calculation Period means each calendar month. In the event of a complete withdrawal, the final Calculation Period shall be the period that commences on first day of the month of withdrawal and ends on the date of complete withdrawal, even though less than a full month.

Effective Date: The Effective Date is the date on which the Fund has first placed assets with the Manager.

Hurdle: The Hurdle is defined as total return of 1 month LIBOR for the Calculation Period + (235 basis points/12)* starting net asset value of the Managed Account assets as of the first day of the Calculation Period. The Hurdle is a USD amount and shall be calculated separately for each Managed Account that falls under this Schedule I-C. In the event of contributions to or withdrawals from the Managed Account assets, the Hurdle shall be pro-rated with respect to the Managed Account assets held for less than a full calendar month. Note: The total return of 1 month LIBOR can be obtained using the Bloomberg Ticker LUS1.

Net Appreciation: Net Appreciation means the excess, if any, of the ending net asset value of the Managed Account assets as of the last day of the applicable Calculation Period over the beginning net asset value of the Managed Account assets as of the first day of the applicable Calculation Period. The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period. Net Appreciation is a USD amount. Net Appreciation shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Net Depreciation: Net Depreciation means the excess, if any, of the beginning net asset value of the Managed Account assets as of the first day of the applicable Calculation Period over the ending net asset value of the Managed Account assets as of the last day of the applicable Calculation Period. The beginning net asset value will be increased to reflect any additional assets placed with the Manager during the applicable Calculation Period or reduced to reflect any assets withdrawn from the Manager during the applicable Calculation Period. Net Depreciation is a USD amount. Net Depreciation shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Incentive: For each Calculation Period, the Incentive is equal to 20% * (Net Appreciation or Net Depreciation – Investment Management Fee – Hurdle). Incentive is a USD amount and may result in a positive or negative product. The Incentive shall be calculated separately for each Managed Account that falls under this Schedule I-C.

Performance Fee Accrual Account: This account is a single, cumulative memo account into which (i) the Incentive of each Managed Account that falls under Schedule I-C is credited, if positive, or debited, if negative, for each Calculation Period and (ii) the Performance Based Fee, if any, is withdrawn each Calculation Period.

All capitalized terms used but not defined in this Schedule I-C shall have the meanings ascribed to them in the Agreement.